Exhibit 10.22

38 Leek Crescent
Richmond Hill, ON L4B 4N8
Canada
Tel.: (416) 762-6222
Fax: (416) 762-6268

July 30, 2013

Mr. Tom Jenkins
315 Bushwood Court
Waterloo, ON N2T 2E5

Dear Tom:
Further to our discussions, this letter agreement confirms the terms on which your employment with Open Text Corporation (“OpenText” or the “Company”) will cease, effective as of January 1, 2014, and on which you will continue to serve as Chairman of the Board of Directors of OpenText (the “Board”).

1.	Employment
Your employment pursuant to your Employment Agreement effective as of December 1, 2012 (the “Employment Agreement”) will continue until January 1, 2014, at which time your employment with the Company will end. For greater certainty, this letter agreement will also serve as notice of non-renewal of the Employment Agreement, as required by Section 3 of the Employment Agreement. In accordance with the Employment Agreement, you will perform such duties and responsibilities in that period as are assigned by the Chief Executive Officer of the Company and the Board from time to time. Effective August 1, 2013, your title will be Chairman.

2.	Chairman Role
In your role as Chairman of the Company, which you will continue to hold for so long as you are re-elected as a director of the Company in accordance with applicable law and the by-laws and policies of the Company in effect from time to time, and as determined by the Board in its discretion. You will have the authority and responsibilities set forth in the role description approved by the Board. In accordance with the by-laws of the Company, you will also perform such duties as specified by the Board from time to time.
You and OpenText contemplate that, in your role as Chairman and as a director of the Company, you will not be requested to perform duties, and that you will not initiate any, that would cause the Board to conclude that you are not independent of management of the Company or that you have a relationship that in its view would reasonably be expected to interfere with the exercise of your independent judgment. It is recognized that the independence of any member of the Board is a matter to be ascertained by the Board in the context of all circumstances present at the relevant time, and accordingly, no determination as to your status as an independent director at any time following the termination of your employment has been made at this time. It is understood that one of the purposes of the terms of this letter agreement is to allow you to be considered an independent director as soon as possible after January 1, 2014.

3.	Employment Compensation
(i)    Salary
You will continue to receive your salary of C$500,000 per annum (“Salary”) until January 1, 2014, pro-rated for the period from July 1, 2013 to January 1, 2014, payable by direct deposit twice monthly consistent with the Company’s current payment practice.
(ii)    Short-Term Incentive
You will not participate in the variable short-term incentive plan of the Company for the fiscal year ending June 30, 2014 (“Fiscal 2014”), or thereafter.
(iii)    LTIP
Pursuant to the Company’s long-term incentive plans and related Award Agreements with you dated as of February 3, 2012 and as of November 3, 2012 (collectively, “LTIP”), you have been granted Performance Share Units (collectively, the “PSUs”) and Restricted Share Units (collectively, the “RSUs”).
Your entitlement under the PSUs vesting on June 30, 2013 will be determined by the Board in its discretion in accordance with the terms of the applicable LTIP, with payment expected to be made in October 2013 in accordance with past practice, and in any event, not later than December 15, 2013 as provided under the applicable LTIP. Your entitlement under the 31,340 PSUs scheduled to vest on June 30, 2014 (“2014 PSUs”) and 15,978 PSUs scheduled to vest on June 30, 2015 (“2015 PSUs”) and the terms of the related Award Agreements are amended as follows: (a) based on a “Termination Date” (as defined in each applicable LTIP) of January 1, 2014, the PSUs will vest on January 1, 2014 in accordance with Section 3.4 of the applicable LTIP as to 79.3% in the case of the 2014 PSUs (being 24,853 2014 PSUs) and as to 50% in the case of the 2015 PSUs (being 7,989 2015 PSUs); (b) the Performance Conditions applicable to such PSUs are waived and the multiplier under the applicable LTIP for the number of vested PSUs is deemed to be 100%; and (c) the vested PSUs shall be settled by payment in cash of the Fair Market Value (as defined in the applicable LTIP) of the vested PSUs on the sixth trading day after the opening of the first trading window after January 1, 2014 under the Company’s Insider Trading Policy (the “Initial Trading Date”).
Your entitlement under the RSUs scheduled to vest on June 30, 2015 (“2015 RSUs”) and the terms of the related Award Agreement with you dated as of November 3, 2012 is amended as follows: (a) based on a “Termination Date” (as defined in the applicable LTIP) of January 1, 2014, the RSUs will vest on January 1, 2014 in accordance with Section 3.4 of the applicable LTIP as to 50% in the case of the 2015 RSUs; and (b) the vested RSUs shall be settled by payment in cash of the Fair Market Value (as defined in the applicable LTIP) of the vested RSUs as at the Initial Trading Date.
Upon payment of amounts in respect of your PSUs and RSUs in accordance with the foregoing, you agree that the PSUs and RSUs will terminate and that you will have no rights thereunder. You will not participate in the grant of LTIP awards to be made in Fiscal 2014, or thereafter.
(iv)    Options
You hold the following options granted under the 2004 Stock Option Plan (the “Option Plan”) of the Company: (i) options to purchase 100,000 Common Shares at an exercise price of US$22.80 per share, which are fully vested; and (ii) options to purchase 24,379 Common Shares at an exercise price of US$52.74 per share, of which options to purchase 6,094 Common Shares will be vested by November 2, 2013 (collectively, the “Options”). Pursuant to the Option Plan, you may exercise the vested Options in whole or in part, from time to time or at any time at your discretion, for a period of 90 days after your last day of employment (unless otherwise extended in accordance with the Option Plan), after which the Options will terminate and you will have no rights thereunder, and that you otherwise have no other options or rights to acquire Common Shares.
(v)    Other
The Company will continue all of your currently insured benefits, as provided in your Employment Agreement, until January 1, 2014.
Any unpaid vacation pay accrued to January 1, 2014 will be paid to you on January January 31, 2014, following which no further vacation pay will accrue or be payable.
The Company will continue to reimburse you for all allowable business expenses incurred up to and including January 1, 2014 in accordance with its usual reimbursement policy and procedures, following which you will be entitled to reimbursement of expenses in accordance with the expense reimbursement policy established for outside directors of the Company from time to time.

4.	Chairman Compensation
As Chairman of the Board, commencing January 2, 2014, you will receive an annual retainer of US$200,000 per annum, payable in cash or, at your election, in deferred share units granted on the Initial Trading Date in accordance with the Directors’ Deferred Share Unit Plan of the Company (as amended or replaced from time to time, the “DSU Plan”).
In addition, as Chairman, commencing January 2, 2014 you will also be entitled to receive an annual grant of deferred share units under the DSU Plan having a Fair Market Value (as defined in the DSU Plan) of US$250,000 credited to you in accordance with the DSU Plan, with the initial grant in respect of Fiscal 2014 to be made on the Initial Trading Date and having a Fair Market Value of US$187,500, (representing 75 percent of the annual grant in recognition of the partial year) and all grants thereafter being made by the Board (or any committee thereof) on a basis consistent with grants of deferred share units made to outside directors of the Company.

In your role as Chairman, you will continue to have an office in Waterloo, and receive reasonable support from the Company.

5.	Insurance and Indemnification
The Company will continue to maintain coverage for you under the Company’s directors and officers liability insurance policies in effect from time to time until January 1, 2014, and thereafter for so long as your continue to serve as a director of the Company on the same basis as generally maintained by the Company for outside directors of the Company. The Company confirms that the Indemnity Agreement dated as of September 7, 2006 between you and the Company shall continue after the date of this letter agreement and the termination of your employment for so long as you continue to serve as a director of the Company, and that you shall retain all of your rights thereunder in accordance with the terms of such agreement.
You agree that you will continue to be subject to obligations set forth in the Employment Agreement that in accordance with their terms survive the termination of your employment, including without limitation, the Employee Confidentiality and Non-Solicitation Agreement dated as of December 1, 2012 referred to in your Employment Agreement.

6.	Acknowledgement
You acknowledge and agree that the compensation and benefits described in this letter agreement will be provided to you by the Company on the basis that such compensation and benefits satisfy all of the Company’s obligations under the Employment Agreement for the period between July 1, 2013 and January 1, 2014 and satisfy all of the Company’s obligations to you in connection with the termination of your employment effective January 1, 2014 (including all statutory obligations in respect of vacation pay, termination pay and severance pay pursuant to the Employment Standards Act, 2000 and any obligations arising on termination under the Employment Agreement) and in lieu of additional actual notice of termination, and you agree to execute and deliver a release to the Company on January 1, 2014 in the form attached as Schedule A.
All payments provided for in this letter agreement will be subject to the usual deductions, including applicable withholding taxes.

7.	General
In signing this letter agreement, you acknowledge that you have been advised to seek independent legal advice, and that you have had sufficient time to do so and to consider the terms hereof as you deem appropriate. You further acknowledge that no representation of fact or opinion, threat or inducement has been made or given in order to induce the signing of this letter agreement.
This letter agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
The arbitration and forum selection provisions of the Employment Agreement are incorporated in, and shall apply to the provisions of, this letter agreement, mutatis mutandis.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The Company thanks you for your many significant contributions to OpenText to date, and looks forward to your continued contribution to its future success.
Please signify your acceptance of all of these terms of this letter agreement by signing and returning to me the enclosed duplicate of this letter agreement.
Yours truly,

OPEN TEXT CORPORATION

/s/ Gordon A. Davies
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

Accepted and agreed                )
this 30th day of July, 2013        )
)
)
/s/ Donna Pearson                )    /s/ Tom Jenkins l/s
Witness                    )    Tom Jenkins
Name:    Donna Pearson            )

SCHEDULE A

GENERAL RELEASE
1. Release of Claims and Waiver of Rights.
(a) In consideration of the payments and other benefits provided to me pursuant to the terms of a Letter Agreement dated July 30, 2013, between me and Open Text Corporation (the “Company”), which payments and benefits represent good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Consideration”), I, Tom Jenkins, hereby release, remise and acquit Company, its present and past parents, subsidiaries and affiliates, their successors, assigns, benefit plans and/or committees, and their respective present or past officers, directors, managers, supervisors, employees, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities (including legal fees and expenses), asserted or unasserted, known or unknown, that I, my heirs, successors or assigns have or might have, which have arisen by reason of any matter, cause or thing whatsoever related to my employment (or termination of my employment) with the Company on or prior to the date on which this General Release is signed, and more particularly, but without limitation, all claims and demands arising in or out of or in any way connected with my employment by the Company, the benefits and rights enjoyed by me during employment, the termination of such employment on January 1, 2014 or the obligations, statutory, contractual or otherwise, of the Company to me in respect thereof, including, without limitation, any and all claims under my Employment Agreement dated as of December 1. 2012, and any claims, complaints or recourses pursuant to the Human Rights Code, the Employment Standards Act, 2000, the Pay Equity Act, the Workplace Safety and Insurance Act, the Occupational Health and Safety Act, or under applicable privacy legislation, including the Personal Information Protection and Electronic Documents Act, all as amended from time to time.
(b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company, claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander, intentional tort or wrongful dismissal, claims for reinstatement or reemployment, arising under any federal, provincial, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any provincial or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim.
(c) I further acknowledge and agree that I am aware of my rights under the Human Rights Code, and I confirm that I am not asserting any claims nor will I hereafter advance a human rights claim or complaint against the Company for or by reason of any cause, matter or thing whatsoever existing up to the present time.

(d) I expressly declare that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any short-term disability or long-term disability plans, insurance or coverage maintained by the Company, and that I shall have no claim of any nature or kind to any entitlement whatsoever arising under or from any group health, welfare, life or other insurance policy maintained by the Company for the benefit of its Executives.
(e) This General release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. I agree not to make any claim or take any proceeding against any person or corporation who might claim, pursuant to the provisions of any applicable statute or otherwise, contribution or indemnity from the Company.
(f) This General Release shall not apply to any rights in the nature of indemnification or payments under applicable directors and officers insurance policies which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any pension plan of the Company or its affiliates. Notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Letter Agreement, or any other obligations of the Company under the Letter Agreement.
2. Representations and Covenants. I hereby represent and agree to all of the following:
(a) I have carefully read this General Release.
(b) I understand it fully.
(c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.
(d) The period of time I had to consider my rights and obligations under this General Release was reasonable.
(e) Before signing this General Release, I was advised to consult with an attorney and given a reasonable period of time to do so and in executing this General Release have not relied on any representation or statement not set forth herein.
(f) Execution of this General Release and the General Release is a condition to the Payments (to the extent that the Payments exceed any statutory entitlements that I may have in connection with the termination of my employment with the Company).
(g) There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any provincial or federal court, before any agency or other administrative body or in any other forum.
(h) I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials.

(i) If I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.
(j) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect.
(k) This General Release shall be governed by and construed in accordance with the laws of the Province of Ontario, without regard to conflicts of laws principles.
3. Declaration. I declare and by my signature below confirm that the foregoing is true and correct.

Accepted and agreed                )
this 1st day of January, 2014        )
)
)
)                     l/s
Witness                    )    Tom Jenkins
Name:                        )